Exhibit 99.1

For Release:	Tuesday, March 29, 2005
6:00 a.m. Pacific Time

Seattle Genetics Announces Changes to Board of Directors; Appoints

Industry Veteran David Gryska

Bothell, WA – March 29, 2005 — Seattle Genetics, Inc. (Nasdaq: SGEN) announced today that David W. Gryska, an experienced biotechnology executive with substantial strategic and operational expertise, has been appointed to the company’s Board of Directors.

“Dave brings to the Board proven corporate partnering experience and financial acumen in the biopharmaceutical industry, including his many significant achievements at Scios,” stated Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We look forward to his contributions as we continue to execute against our product development, strategic collaboration and operational goals.”

Mr. Gryska most recently served for six years until October 2004 as Senior Vice President and Chief Financial Officer at Scios, Inc., where he oversaw finance, business development, corporate communications and operational activities and ultimately led the transaction effort for the sale of the company to Johnson & Johnson for $2.5 billion. From 1993 to 1998, he served as Vice President and Chief Financial Officer at Cardiac Pathways, which was later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska was a partner at Ernst & Young (EY). During his eleven years at EY, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in accounting and finance from Loyola University and an M.B.A. from Golden Gate University. He also serves on the board of directors and as chairman of the audit committee of CoTherix, Inc.

Seattle Genetics also announced that director Douglas E. Williams, Ph.D., has resigned from its Board of Directors in order to direct more attention to his role as Chief Scientific Officer at Zymogenetics. Dr. Williams had served as a Seattle Genetics Board member since May 2001.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including three being tested in multiple ongoing clinical trials, SGN-30, SGN-15 and SGN-40, and four in preclinical development, SGN-35, SGN-70, SGN-75 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, UCB Celltech, Protein Design Labs, CuraGen and Bayer and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Specifically, statements regarding continued execution of the company’s corporate goals are forward-looking and actual results may differ materially from these statements for various reasons. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators or failure of those collaborators to perform their contractual obligations. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

CONTACT:

Peggy Pinkston

Corporate Communications

(425) 527-4160

ppinkston@seagen.com